Exhibit 5.2

TIMOTHY K. RYAN email tryan@hhclaw.com	Attorneys at law 111 Monument Circle Suite 3500 Indianapolis, Indiana 46204-2030 317-636-5401 facsimile 317-686-3288 online hhclaw.com October 15, 2009

US Oncology, Inc.

10101 Woodloch Forest

The Woodlands, TX 77380

Re:	Registration Statement on Form S-4 concerning the Exchange Notes described below.

Ladies and Gentlemen:

We have acted as special counsel in the State of Indiana (“State”) to AOR Holding Company of Indiana, LLC and AOR Management Company of Indiana, LLC, each a Delaware limited liability company (the “General Partners”), doing business as AOR of Indiana Management Partnership, an Indiana general partnership (the General Partners, acting as such, are hereinafter referred to as the “Subsidiary Guarantor,”) which is a wholly-owned indirect subsidiary of US Oncology, Inc., a Delaware corporation (the “Issuer”), in connection with (i) the proposed issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $775,000,000 aggregate principal amount of 9.125% Senior Secured Notes due 2017 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 9.125% Senior Secured Notes due 2017 (the “Outstanding Notes”), which have not been, and will not be, so registered, and (ii) the guarantee of the Exchange Notes by the Subsidiary Guarantor as set forth in the Indenture (the “Exchange Guarantee”). Capitalized terms used in this letter and not otherwise defined have the meanings assigned to such terms in the Indenture. With your permission, all assumptions and statements of reliance in this letter have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinions with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of June 18, 2009 (the “Indenture”) among the Issuer, the Subsidiary Guarantor, the other subsidiaries of the Issuer listed in the Indenture, and Wilmington Trust FSB, as trustee (the “Trustee”). The terms of the Exchange Guarantee are contained in the Indenture.

US Oncology, Inc.

October 15, 2009

In connection with the opinions expressed in this letter, we have examined an executed copy of the Indenture and a draft of the Registration Statement on Form S-4 (“Registration Statement”), and such documents, records and matters of law as we have deemed necessary for the purposes of the opinions expressed below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to various questions of fact relevant to the opinions expressed in this letter, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and written statements and other information of or from representatives of the Issuer and/or the Subsidiary Guarantor, and others, and assume compliance on the part of all parties (other than the Subsidiary Guarantor) to the documents with their covenants and agreements contained in such documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Subsidiary Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and to the subordinations and limitations set forth in the Indenture, we are of the opinion that:

1.	The Exchange Guarantee set forth in the Indenture has been duly authorized by all requisite action of the Subsidiary Guarantor.

2.	Upon the due issuance, execution, and authentication of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer, the Exchange Guarantee by the Subsidiary Guarantor will constitute the legal, valid and binding obligation of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms and the Exchange Notes.

3.	The Exchange Guarantee set forth in the Indenture has been duly executed and delivered by the Subsidiary Guarantor.

US Oncology, Inc.

October 15, 2009

The foregoing opinions are subject to the following exceptions and qualifications:

(a) Our opinions relating to validity, binding effect and enforceability of the Exchange Guarantee are subject to limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors’ rights generally or the collection of debtor’s obligations or by the valid exercise of the sovereign powers of the United States of America or any other governmental entity. In addition, our opinions relating to enforceability are subject to: (i) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including the inherent authority of a court of equity to deny enforcement of any provision of the Exchange Guarantee due to implied covenants of good faith and fair dealing and standards of commercial reasonableness or other equitable grounds, and (ii) limitations imposed by public policy under certain circumstances on the enforceability of provisions indemnifying a party against liability for its own wrongful or negligent acts or other provisions which violate the public policy of the State.

(b) Without limiting the generality of paragraph (a) above, we express no opinion with respect to the availability of the remedies of specific performance or injunction, or other remedies requiring the exercise of judicial discretion.

(c) Certain remedial provisions of the Exchange Guarantee may be limited or rendered invalid or unenforceable in whole or in part by applicable laws of the State or judicial decisions governing such provisions, but the inclusion of such provisions, in our opinion, does not render the Exchange Guarantee invalid as a whole, nor preclude judicial enforcement of the Exchange Guarantee; provided, however, that the unenforceability of such provisions may result in delays in the enforcement of rights and remedies under the Exchange Guarantee, and we express no opinion as to the economic consequences, if any, of such delays.

(d) We express no opinion as to the enforceability of any provisions contained in the Exchange Guarantee that (i) purport to make void any act done in contravention thereof, (ii) purport to authorize a party to act in its sole discretion, (iii) relate to the effect of laws or regulations that may be enacted in the future, (iv) require waivers or amendments to be made only in writing or (v) purport to effect waivers of constitutional, statutory or equitable rights or the effect of applicable laws.

(e) We express no opinion regarding the treatment of the transactions contemplated by the Exchange Guarantee under any securities laws or regulations, including such laws or regulations of the State.

US Oncology, Inc.

October 15, 2009

(f) We have no information nor have we made any inquiries with regard to the solvency of the Subsidiary Guarantor, and we express no opinion as to the possible effect of Section 548 of the Bankruptcy Code, 11 U.S.C. § 548, or of any state fraudulent conveyance acts, or other similar provisions of law, upon the validity or enforceability of the Exchange Guarantee or the transactions contemplated thereby.

We are licensed to practice law in the State. We express no opinion with regard to any matter which may be governed by the laws of any state or other jurisdiction other than the State.

This opinion is limited to the matters stated herein. We disavow any obligation to update this opinion or advise any person relying on it of any changes in our opinion in the event of changes in applicable law or facts or if additional or newly discovered information is brought to our attention. No opinion may be inferred or implied beyond the matters expressly stated herein.

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement of the Issuer to be filed with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

TKR/ss

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